Exhibit 99.1

Contact:	Office of Investor Relations
e-Mail:	InvestorRelations@SafetyInsurance.com
Telephone:	877-951-2522

SAFETY ANNOUNCES SECOND QUARTER 2005 RESULTS

Boston, Massachusetts, August 5, 2005.  Safety Insurance Group, Inc. (NASDAQ:SAFT) today reported second quarter 2005 results.  Net income for the three months ended June 30, 2005 was $23.2 million, or $1.46 per diluted share, compared to $10.3 million, or $0.66 per diluted share, for the comparable 2004 period.  Net income for the six months ended June 30, 2005 was $37.7 million, or $2.38 per diluted share, compared to $16.7 million, or $1.08 per diluted share, for the comparable 2004 period.  Safety’s book value per share increased to $21.71 at June 30, 2005 compared to $19.70 at December 31, 2004.  Safety paid $0.24 per share in dividends to investors during the six months ended June 30, 2005 compared to $0.20 per share during the comparable 2004 period.  Safety paid $0.44 per share in dividends to investors during the year ended December 31, 2004.

Direct written premiums for the three months ended June 30, 2005 increased by $5.9 million, or 3.7%, to $167.5 million from $161.6 million for the comparable 2004 period.  Direct written premiums for the six months ended June 30, 2005 increased by $11.1 million, or 3.2%, to $353.2 million from $342.1 million for the comparable 2004 period.  The 2005 increase occurred primarily in our personal automobile line, which experienced a 0.5% increase in average written premium and a 2.4% increase in written exposures. In addition, our commercial automobile line’s average written premium decreased by 1.6%, which was more than offset by a 7.7% increase in written exposures, and our homeowners line’s average written premium increased by 6.9%, which was partly offset by a 4.1% decrease in written exposures.

Net written premiums for the three months ended June 30, 2005 increased by $9.7 million, or 6.0%, to $170.2 million from $160.5 million for the comparable 2004 period.  Net written premiums for the six months ended June 30, 2005 increased by $17.4 million, or 5.1%, to $354.4 million from $337.0 million for the comparable 2004 period.  Net earned premiums for the three months ended June 30, 2005 increased by $9.9 million, or 6.8%, to $156.5 million from $146.6 million for the comparable 2004 period.  Net earned premiums for the six months ended June 30, 2005 increased by $22.4 million, or 7.7%, to $312.9 million from $290.5 million for the comparable 2004 period. These increases were primarily due to the factors that increased direct written premiums combined with a decrease in premiums ceded to Commonwealth Automobile Reinsurers (“CAR”).

Net investment income for the three months ended June 30, 2005 was $7.7 million compared to $6.6 million for the comparable 2004 period. Net investment income for the six months ended June 30, 2005 was $15.1 million compared to $13.5 million for the comparable 2004 period.  Average cash and investment securities (at amortized cost) increased by $108.5 million, or 15.4%, to $813.2 million for the six months ended June 30, 2005 from $704.7 million for the six months ended June 30, 2004 due primarily to a $98.5 million increase in average cash and cash equivalents.  Net effective annualized yield on the investment portfolio decreased to 3.7% during the six months ended June 30, 2005 from 4.0% during 2004 due to management’s investment strategy to shorten the portfolio duration, shift to higher rated securities, and increase tax-exempt holdings.  Our duration decreased to 3.2 years at June 30, 2005 from 3.4 years at December 31, 2004.   Net realized gains on investments decreased slightly to $0.4 million for the six months ended June 30, 2005 from $0.6 million for the comparable 2004 period.

Loss, expense and combined ratios calculated under U.S. generally accepted accounting principles (“GAAP”) for the three months ended June 30, 2005 were 59.9%, 25.5% and 85.4% compared to 72.1%, 24.9% and 97.0% for the comparable 2004 period. Loss, expense and combined ratios calculated under GAAP for the six months ended June 30, 2005 were 65.2%, 24.5% and 89.7% compared to 74.7%, 24.2% and 98.9% for the comparable 2004 period.  The loss ratio improved as a result of a decrease in personal and commercial automobile bodily injury claim frequency,  favorable loss development in our personal automobile line prior year results, and favorable loss development in CAR prior year results.  Total prior year development included in the pre-tax results for the three months and six months ended June 30, 2005 was $8,905 and $17,233, respectively, compared to no prior year development for the comparable 2004 periods.

On May 19, 2005, the Board of Directors approved and declared a $0.12 per share quarterly cash dividend on the issued and outstanding common stock, which was paid on June 15, 2005 to shareholders of record at the close of business on June 1, 2005.

About Safety:  Safety Insurance Group, Inc. is the parent of Safety Insurance Company and Safety Indemnity Insurance Company, which are Boston, MA, based writers of property and casualty insurance.  Safety is a leading writer of personal automobile insurance in Massachusetts.

Additional Information:  Press releases, announcements, U. S. Securities and Exchange Commission (“SEC”) Filings and investor information are available under “About Safety”, “Investor Information” on our Company website located at www.SafetyInsurance.com.  Safety filed its December 31, 2004 Form 10-K with the SEC on March 16, 2005, filed its March 31, 2005 Form 10-Q on May 10, 2005, and urges stockholders to refer to those documents for more complete information concerning Safety’s financial results.

Cautionary Statement under “Safe Harbor” Provision of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Safety may from time to time make, written or oral “forward-looking statements” within the meaning of the U.S. federal securities laws.

Forward-looking statements might include one or more of the following, among others:

•                  Projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure or other financial items;

•                  Descriptions of plans or objectives of management for future operations, products or services;

•                  Forecasts of future economic performance, liquidity, need for funding and income; and

•                  Descriptions of assumptions underlying or relating to any of the foregoing.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “aim,” “projects,” or words of similar meaning and expressions that indicate future events and trends, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, expenditures and financial results, are forward looking statements.

Forward-looking statements are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. There are a number of factors, many of which are beyond our control, that could cause actual future conditions, events, results or trends to differ significantly and/or materially from historical results or those projected in the forward-looking statements. These factors include but are not limited to the competitive nature of our industry and the possible adverse effects of such competition.  Although a number of national insurers that are much larger than we are do not currently compete in a material way in the Massachusetts private passenger automobile market, if one or more of these companies decided to aggressively enter the market it could have a material adverse effect on us.   Other significant factors include conditions for business operations and restrictive regulations in Massachusetts, the possibility of losses due to claims resulting from severe weather, the possibility that the Commissioner may approve future Rule changes that change the operation of the residual market, our possible need for and availability of additional financing, and our dependence on strategic relationships, among others, and other risks and factors identified from time to time in our reports filed with the SEC, such as those set forth under the caption “Risk Factors” in our prospectus in the registration statement on Form S-1 filed with the SEC on November 22, 2002.

Some other factors, such as market, operational, liquidity, interest rate, equity and other risks, are described elsewhere in our Quarterly Reports on Form 10-Q and our Annual Reports on Form 10-K. Factors relating to the regulation and supervision of our Company are also described or incorporated in our Quarterly Reports on Form 10-Q and our Company’s Annual Report on Form 10-K filed with the SEC on March 16, 2005. There are other factors besides those described or incorporated in this release or in the reports on Form 10-Q and

Form 10-K that could cause actual conditions, events or results to differ from those in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not undertake any obligation to update publicly or revise any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	June 30,	December 31,
	2005	2004
	(Unaudited)
Assets
Investment securities available for sale:
Fixed maturities, at fair value (amortized cost: $663,078 and $650,159)	$673,766	$663,509
Equity securities, at fair value (cost: $2,036 and $1,037)	2,076	1,087
Total investment securities	675,842	664,596
Cash and cash equivalents	170,002	155,673
Accounts receivable, net of allowance for doubtful accounts	170,622	150,451
Accrued investment income	7,228	7,008
Receivable from reinsurers related to paid loss and loss adjustment expenses	20,778	18,980
Receivable from reinsurers related to unpaid loss and loss adjustment expenses	83,957	84,167
Prepaid reinsurance premiums	42,202	43,402
Deferred policy acquisition costs	49,599	42,919
Deferred income taxes	14,943	12,679
Equity and deposits in pools	45,890	23,678
Other assets	2,136	2,892
Total assets	$1,283,199	$1,206,445

Liabilities
Loss and loss adjustment expense reserves	$462,729	$450,897
Unearned premium reserves	378,034	337,786
Accounts payable and accrued liabilities	25,637	43,684
Taxes payable	4,021	3,509
Outstanding claims drafts	19,913	16,832
Payable to reinsurers	30,993	16,990
Payable for securities purchased	—	10,972
Capital lease obligations	376	485
Debt	19,956	19,956
Total liabilities	941,659	901,111

Shareholders’ equity
Common stock: $0.01 par value; 30,000,000 shares authorized; 15,729,137 and 15,500,052 shares issued and outstanding , respectively	157	155
Additional paid-in capital	118,004	114,070
Accumulated other comprehensive income, net of taxes	6,973	8,709
Retained earnings	216,406	182,400
Total shareholders’ equity	341,540	305,334
Total liabilities and shareholders’ equity	$1,283,199	$1,206,445

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(Dollars in thousands, except per share and share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

Net earned premiums	$156,514	$146,584	$312,930	$290,510
Net investment income	7,653	6,633	15,112	13,456
Net realized (losses) gains on investments	(11)	87	396	604
Finance and other service income	3,977	3,855	7,946	7,600
Total revenue	168,133	157,159	336,384	312,170

Losses and loss adjustment expenses	93,802	105,615	203,972	216,927
Underwriting, operating and related expenses	39,975	36,454	76,566	70,440
Interest expenses	225	159	448	312
Total expenses	134,002	142,228	280,986	287,679

Income before income taxes	34,131	14,931	55,398	24,491
Income tax expense	10,885	4,651	17,650	7,841
Net income	$23,246	$10,280	$37,748	$16,650

Earnings per weighted average common share:
Basic	$1.49	$0.67	$2.43	$1.09
Diluted	$1.46	$0.66	$2.38	$1.08

Cash dividends paid per common share	$0.12	$0.10	$0.24	$0.20

Weighted average number of common shares outstanding:
Basic	15,583,473	15,269,475	15,512,120	15,264,879
Diluted	15,874,315	15,467,370	15,845,024	15,441,924